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                                                                    Exhibit 23.2




                        CONSENT OF KPMG PEAT MARWICK LLP
                              INDEPENDENT AUDITORS




The Board of Directors
Adobe Systems Incorporated


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan of Adobe Systems Incorporated ("Adobe") of our reports dated December 17, 1996, relating to the consolidated balance sheets of Adobe and its subsidiaries as of November 29, 1996 and December 1, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended November 29, 1996, and the related schedule, which reports appear in the 1996 Annual Report on Form 10-K of Adobe. As indicated in our report, for the year ended December 31, 1994, we did not audit the consolidated financial statements of Frame Technology Corporation and its subsidiaries, a company acquired by Adobe in a business combination accounted for as a pooling-of-interests. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Frame Technology Corporation, is based solely on the reports of the other auditors.


                                        KPMG PEAT MARWICK LLP

San Jose, California
May 27, 1997